Exhibit 99.1

AUTHENTIDATE HOLDING CORP.

PRICES $4.045 MILLION PUBLIC OFFERING

AND

REACHES DEFINITIVE AGREEMENTS FOR THE CANCELLATION OF

$6.5 MILLION OF SENIOR NOTES

Berkeley Heights, NJ – June 12, 2013 – Authentidate Holding Corp. (NASDAQ:ADAT), a provider of secure web-based software applications and telehealth products and services for healthcare organizations, announced today that it has priced an underwritten public offering of 4,257,895 units at a price to the public of $0.95 per unit, resulting in gross proceeds of approximately $4.045 million. Each unit consists of one share of common stock and one warrant to purchase one share of common stock at an exercise price of $0.95 per share. Net proceeds, after underwriting discount and other estimated fees and expenses payable by the company, are expected to be approximately $3.6 million.

The offering is expected to close on or about June 17, 2013, subject to satisfaction of customary closing conditions. Authentidate has granted the underwriters a forty-five (45) day option to purchase up to 425,790 additional shares and additional warrants to purchase up to 425,790 shares to cover over-allotments, if any. J.P. Turner & Company, LLC is acting as the sole underwriter for the proposed offering.

The securities described above are being offered by Authentidate pursuant to a shelf registration statement that was previously filed with and declared effective by the Securities and Exchange Commission (SEC). A preliminary prospectus supplement related to the offering was filed with the SEC on June 4, 2013. A final prospectus supplement relating to the offering will be filed with the SEC. Electronic copies of the prospectus supplement and accompanying prospectus can be obtained through the website of the SEC at www.sec.gov. When available, copies of the final prospectus supplement and the accompanying prospectus relating to this offering may be obtained from J.P. Turner & Company, LLC, Attention: Jeffrey Johnson, by telephone at (404) 479-8300, or by email at jjohnson@jpturner.com.

Authentidate also announced today that it has entered into definitive agreements with a number of holders of its outstanding senior notes and other investors to issue an aggregate of $6,650,000 of new shares of convertible preferred stock and warrants to purchase an aggregate of 6,650,000 shares of common stock in consideration of the cancellation of $6,500,000 of senior notes and $150,000 in additional cash proceeds. The shares of preferred stock, to be designated as Series D Preferred Stock, will be initially convertible into an aggregate of 6,125,024 shares of common stock at the initial conversion rate of $1.08571 per share, subject to adjustment solely in the event of stock dividends, combinations, splits, recapitalizations, and similar events. The warrants are exercisable at $0.95 per share for a period of 54 months commencing on the six month anniversary of the closing date. After the closing, an aggregate principal amount of $850,000 of senior notes will remain outstanding, which will be due and payable on October 31, 2013.

The shares of Series D Preferred Stock and related warrants were offered and sold in a private placement under the Securities Act of 1933, as amended (the “Securities Act”) and the regulations promulgated thereunder. Such securities were offered and sold only to accredited investors and have not been registered under the Securities Act or applicable state securities laws. Accordingly, such securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws.

The investors that surrendered senior notes in this transaction included Authentidate’s largest stockholder, Lazarus Investment Partners LLLP as well as affiliates of Mr. J. David Luce, an Authentidate board member, Mr. O’Connell Benjamin, the company’s Chief Executive Officer and a board member, and Mr. William Marshall, Chief Financial Officer of Authentidate. Further, one of our directors, Dr. Todd Borus, agreed to purchase an aggregate of $25,000 of shares of Series D Preferred Stock and 25,000 warrants.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in either the public or private offering, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Authentidate Holding Corp.

Authentidate Holding Corp. is a provider of secure web-based software applications and telehealth products and services that enable healthcare organizations to coordinate care for patients and enhance related administrative and clinical workflows. Authentidate’s products and services enable healthcare organizations to increase revenues, reduce costs and enhance patient care by eliminating paper and manual work steps from clinical and administrative processes. Authentidate’s telehealth solutions combine patient vital signs monitoring with a web application that streamlines patient care management. Delivered as Software as a Service (SaaS), customers only require an Internet connection and web browser to access our web-based applications thereby utilizing previous investments in systems and technology. The company’s healthcare customers and users include leading homecare companies, health systems, physician groups and governmental entities. These organizations utilize the company’s products and services to coordinate care for patients outside of acute-care.

For more information, visit the company’s website at www.authentidate.com

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Act of 1934. When used in this release, the words “believe,” “anticipate,” “think,” “intend,” “plan,” “will be,” “expect,” and similar expressions identify such forward-looking statements. Such statements regarding future events and/or the future financial performance of the company are subject to certain risks and uncertainties, which could cause actual events or the actual future results of the company to differ materially from any forward-looking statement. Such risks and uncertainties include, among other things, the availability of any needed financing, the company’s ability to implement its business plan for various applications of its technologies, the impact of competition, the management of growth, and the other risks and uncertainties that may be detailed from time to time in the company’s reports filed with the Securities and Exchange Commission. In light of the significant risks and uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the company or any other person that the objectives and plans of the company will be achieved.

Authentidate and Inscrybe are registered trademarks of Authentidate Holding Corp. All other trade names are the property of their respective owners.